Exhibit 99.2

AMERICAN MEDIA, INC. ANNOUNCES NEW OWNERS PLAN TO CONVERT
$121.3MM OF DEBT TO COMMON EQUITY

-- PRESIDENT AND CEO DAVID J. PECKER OUTLINES AGGRESSIVE GROWTH STRATEGY --

NEW YORK, August 18, 2014 /PRNewswire/ - American Media, Inc. (AMI) today announced that Investors who recently acquired one hundred percent of issued and outstanding shares of AMI common stock, have agreed to convert $121.3 mm in aggregate principal amount of second lien notes due 2018 into equity. This transaction will reduce AMI’s balance sheet leverage by over a full turn and permanently reduce interest expense $12.4 mm annually giving management tremendous flexibility to execute an aggressive growth strategy over the next several years. In addition, over the coming months, management plans to actively assess the capital markets in order to capitalize on AMI’s lower leverage profile with an eye towards lowering interest costs and further improving the company’s free cash flow.

“This is the dawn of a new and exciting period of growth for AMI,” said David J. Pecker, Chairman, President and CEO of AMI. “Our ability to work with investors who share our strategic vision underscores our commitment to deleverage the balance sheet and focus on reducing the company’s interest expense which allows us to execute an aggressive strategy to transform American Media into a premier lifestyle brands company. My team and I are already moving assertively to execute this strategy with growth capital and we remain focused on continuing the investment in digital growth.”

Over the past several years, the company’s leveraged balance sheet had been an impediment to achieving the potential growth inherent in the company’s lifestyle brands. With a significantly reduced debt balance and enhanced cash flow, AMI is now well positioned to invest in several growth opportunities identified by management. Through many of these initiatives, AMI plans to significantly grow digital, licensing and branding resulting in further balance sheet de-leveraging over the next twelve to eighteen months.

AMI management also announced that they have taken efforts to minimize the disruption to their distribution network created by the bankruptcy filing of Source Interlink. Mr. Pecker and his management team remain hopeful that AMI’s newsstand magazines will recover their lost sales by year end.

Mr. Pecker commented ”I am happy to say that AMI is in the best financial position, with the greatest amount of liquidity, in our company’s history. We have the right team and the right support to successfully realize both our short and long term goals.”

About American Media, Inc.:
American Media, Inc. (AMI) owns and operates the leading print and digital celebrity and active lifestyle media brands in the United States. AMI's titles include National Enquirer, Star, OK!, Globe, National Examiner, Country Weekly, Soap Opera Digest, Shape, Fit Pregnancy, Natural Health, Men's Fitness, Muscle & Fitness, Flex and Muscle & Fitness Hers. AMI also manages 18 different digital sites including RadarOnline.com, OKmagazine.com, CountryWeekly.com, Shape.com, FitPregnancy.com, MensFitness.com and MuscleandFitness.com. AMI's magazines have a combined total circulation of 5.9+ mm and reach more than 53 mm men and women each month. AMI's digital properties reach an average of 43+ mm unique visitors and 317+ mm page views monthly.

Contact:
Christopher Polimeni
Executive Vice President and Chief Financial Officer
American Media, Inc.
212.545.4829